Exhibit 99.1

                                                                       Contacts:
                                                                 Manny Hernandez
                                                CFO, VP Finance & Administration
                                                                  (408) 943-2754
FOR IMMEDIATE RELEASE
                                                              Joseph L. McCarthy
                                                     VP Corporate Communications
                                                                  (408) 943-2902

                   Cypress Reports Third Quarter 2003 Results

SAN JOSE, California . . . October 16, 2003 - Cypress Semiconductor Corporation (NYSE: CY) today announced that revenue for the 2003 third quarter was $216.6 million, up 7% from prior quarter revenue of $203.1 million and 6% from year-ago third quarter revenue of $205.0 million. Pro forma net income for the 2003 third quarter was $11.1 million, resulting in diluted earnings per share of $0.08, compared with prior quarter diluted earnings per share of $0.03 and a year-ago third quarter loss per share of $0.03.

Including amortization of intangibles and other acquisition-related, restructuring and special charges and credits, Cypress posted a GAAP net income of $17.3 million for the 2003 third quarter, resulting in diluted earnings per share of $0.12, compared with the prior quarter loss per share of $0.10, and the year-ago third quarter loss per share of $0.45.

Gross margin for the 2003 third quarter was 49%, aided by a 1% benefit from the sale of previously reserved inventory. This compares with last quarter's 3% benefit on a gross margin of 48%. Cypress ended the quarter with total cash (including cash, investments and restricted cash) of $319.3 million, after the payment of $328.4 million to redeem our convertible subordinated notes. The company also continued to generate free cash (cash from operations less capital expenditures).

Cypress President and CEO T.J. Rodgers said, "We are pleased to announce the third sequential, quarterly improvement in revenue and pro forma profit since the bottom of the 2001-2002 semiconductor recession in Q4 2002. Booking activity picked up during the quarter, allowing us to exceed our guidance and expectations twice. The book-to-bill ratio was 1.06, with


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all divisions posting a book-to-bill of greater than unity. The booking momentum has continued into early October. Backlog for the quarter grew by 18%."

Rodgers continued, "Our recent growth appears to be the result of a broad-based recovery, with improvements and market-share gains in consumer, wireless and computation. Even the long-dormant networking business began to show a few signs of life, particularly on the enterprise side of the business. Historically low customer inventories and a narrowing of the gap between semiconductor supply and demand are prompting a change in customer purchasing habits. With unit demand continuing to improve, an increasing number of our products are experiencing longer lead times. We shipped 160 million units in the quarter, a record, beating the 157 million units we shipped at the peak in Q3 2000. If these trends continue, we believe there is a strong possibility that the modest recovery of 2003 will turn into a boom in 2004-2005." (See attached Investor's Business Daily editorial on the semiconductor market by T.J. Rodgers.)

                                 MARKET SEGMENTS

              Wide Area Network and Storage Area Network (WAN/SAN)

Revenue from the WAN/SAN segment, which accounted for 31% of third-quarter revenue, increased 3% from the prior quarter, aided by modest improvement in the enterprise side of the business. The segment posted a gross margin of 54%. We anticipate a moderate increase in end-market demand through the fourth quarter. With customer inventories at historical lows, this increase could translate into stronger segment performance. Segment highlights include:

      + Cypress passed the 1.5 million-unit mark in shipments of network search engines (NSEs) and ternary content addressable memories (TCAMs). Cypress recently demonstrated its Ayama(TM) 10000 NSE family at the Intel(R) Developer's Forum. Ayama delivers 266 million searches per second, the industry's highest-performance.

      + Cypress launched a development kit to support Intel's advanced TCA processing platform, ensuring compatibility between Cypress NSEs and Intel's IXP2800-, IXP2850- and IXP2400-families of network processors.


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      + Cypress launched the HOTLink II(TM) independent-channel device, the industry's first transceiver with four independent video channels, capable of supporting the Gigabit Ethernet (GbE), Fibre Channel and Enterprise System Connection (ESCON(R)) protocols. The transceiver is also optimized to handle a variety of conventional- and high-definition video standards, including the Society of Motion Pictures and Television Engineers (SMPTE) standard and the Digital Video Broadcast-Asynchronous Serial Interface (DVB-ASI) standard.

      + Cypress announced production volume of its 18-Mbit family of Quad Data Rate(TM) (QDR(TM)) and QDR II memories, manufactured on its proprietary 0.15-micron RAM7(TM) technology. QDR memories increase system bandwidth in network switches and routers.

      + Cypress sampled its 18-Mbit FLEx72(TM) Dual-Port memory, the highest-performance memory of its kind with double the density of comparable devices. The FLEx72 Dual Port handles the increased processing speeds required by next-generation wireless basestations, storage area network subsystems, and video- and image-processing systems.

      + Cypress and programmable-logic leader Xilinx Inc. will collaborate on reference designs for state-of-the-art communications and memory products. The first product of this collaboration is a reference design for a fiber-optic-over-SONET/SDH solution.

            Wireless Terminals and Wireless Infrastructure (WIT/WIN)

Revenue from the WIT/WIN segment, which accounted for 30% of third-quarter revenue, increased 10% from the prior quarter with a gross margin of 38%. The revenue increase is attributable in part to strength in the handset business and a continued shift to a higher-density SRAM product mix. New customers were a major contributor to our market-share gains. We anticipate WIT/WIN sales to be slightly higher in the fourth quarter, based on a continued improvement in unit demand. Segment highlights for the quarter include:

      + Cypress and Cambridge Silicon Radio (CSR) announced the industry's lowest-cost Bluetooth(R) adapter for USB-enabled peripherals. The solution combines Cypress's USB On-The-Go technology with CSR's Bluetooth expertise, enabling USB printers to communicate with Bluetooth PCs through a "dongle" adapter. Ultimately, Cypress-CSR solutions are expected to


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

support host-free wireless connections between USB printers and Bluetooth peripherals such as personal digital assistants (PDAs), digital cameras, and mobile phones.

                            Computation and Consumer

Revenue from the computation and consumer segment, which accounted for 35% of third-quarter revenue, posted a gross margin of 49% and was up 7% from the prior quarter due to robust demand for clocks in PC and consumer applications. We expect flat revenue rather than the typical seasonal downturn in the fourth quarter. Segment highlights include:

      + Cypress announced the availability of its WirelessUSB(TM) LS controller, a revolutionary 2.4-GHz radio frequency interconnect protocol for mice, keyboards, game controllers, remote controls and other cordless devices. WirelessUSB LS provides an optimal price/performance combination vs. protocols such as Bluetooth, ZigBee and proprietary 27-MHz solutions. The new device is the first 2.4-GHz system-on-a-chip solution priced under $2 in volume.

      + Cypress achieved first revenue and ramped production of its WirelessUSB(TM) EX solution. WirelessUSB EX provides an optimal combination of latency, power, bandwidth and price for higher-performance systems.

      + Cypress's flagship wired USB products that target the embedded-host and mobile markets passed a battery of tests by the USB Implementers Forum (USB-IF), making them the first to achieve full USB On-The-Go certification, which enables PC-free connectivity among portable devices such as cell phones, PDAs, video and still cameras, MP3 players and mass-storage peripherals.

      + Cypress launched a development kit for its EZ-Host(TM) and EZ-OTG(TM) embedded solutions featuring tools from Red Hat, the leader in open source and Linux development.

      + In the timing technology market, Cypress introduced two "clocks" for digital imaging, targeting set-top boxes, DVD recorders, and high-definition television. Previously introduced clocks for the digital still camera market have achieved a run rate of three million units per quarter. Separately, Cypress's run rate in silicon-based oscillator circuits reached 25 million units in the last quarter, up from 16 million units in the previous quarter.


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      + Cypress's PC clock revenue expanded approximately 20%
quarter-on-quarter, partly due to strong demand for the Intel Springdale chipset, which is expected to continue to improve this quarter. Cypress also sampled its Grantsdale (CK410) clock to major OEMs and the Taiwan marketplace. The new clock supports the latest high-performance Pentium(R) 4 and PCI-Express clocking standards.

      + Cypress introduced the industry's highest-speed double-data-rate (DDR) memory registers and phase-locked loops. The new devices operate at 270 MHz and 250 MHz, respectively, and conform to DDR1-400, the JEDEC-standard DDR memory interface. Cypress supports JEDEC standards and is the chair of the organization's soon-to-be-launched next-generation memory buffer task group.

      + Cypress introduced the industry's first and only field-programmable spread-spectrum clock generators (SSCGs) to reduce electromagnetic interference
(EMI) in a system. A single SSCG device can now be programmed to meet any design-specific requirement. The amount of EMI emitted by a system is tightly controlled by U.S. and international regulatory bodies. The spread-spectrum approach modulates frequencies within a narrow range to reduce frequency spikes.

                              Cypress Subsidiaries

Revenue from Cypress subsidiaries, which accounted for 4% of third-quarter revenue, was up 13% from the prior quarter. The subsidiaries posted a gross margin of approximately 71%. Cypress expects a continued improvement in subsidiary performance as new products generated by the group reach the marketplace. Segment highlights include:

      + Cypress Microsystems (CMS) announced production shipments of a more advanced analog family of its Programmable System-on-Chip(TM) (PSoC(TM)) mixed-signal array. CMS recently enjoyed its first $1.6 million revenue quarter. The new family will double CMS's served market.

      + SunPower Corporation, a supplier of high-efficiency silicon solar cells, appointed Tom Werner as CEO. Werner comes to SunPower from a position as CEO of Cypress subsidiary


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

Silicon Light Machines. Werner brings to the job brand- and operations-management experience with large electronics companies such as 3Com(R) and U.S. Robotics(R). His charter is to accelerate SunPower's transition from a supplier of high-performance specialty products to a large-scale manufacturer of high-efficiency solar cells for volume applications.

      + Silicon Light Machines(TM) (SLM) announced that it signed a contract with Evans and Sutherland Computer Corporation to develop a next-generation Grating Light Valve(TM) (GLV(TM)) for displays in flight simulators. Flight simulator displays--and the pilots that use them--require superior resolution. SLM's latest GLV device will enable the production of displays with 20 million pixels, superior to any currently on the market. The GLV is a patented, light-switching micro-electromechanical system (MEMS) device that is also used in a variety of communications, printing and lithography applications.

                               Other Developments

      + During the third quarter, Cypress retired the entire $255.2 million principal amount of its 4% convertible subordinated notes due February 2005 and another $70.0 million of its 3.75% convertible subordinated notes due July 2005, leaving $68.7 million outstanding.

      + During the third quarter, Cypress sold approximately 687,000 common shares of NVE Corporation for $23.4 million, resulting in a gain of $17.1 million. This gain was excluded from the pro forma results. Cypress continues to hold a warrant to purchase 400,000 NVE Corporation common shares with a $15-per-share exercise price.

      + Cypress received the Jabil Strategic Supplier award for the second consecutive year. The company issues this award annually to the supplier that demonstrates exceptional performance and dedication to a long-term partnership.

      + Cypress received Celestica's Partners in Performance award for the fifth consecutive year. The award recognizes Cypress's support of Celestica's supply chain management objectives.


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

                                   Conclusion

Rodgers concluded, "We expect to grow and become more profitable in the fourth quarter. I said in last quarter's report that `this feels like the beginning of a recovery.' I still believe that, based on our growing backlog of $223.4 million. Consumer activity has carried the recovery so far. If the early signs of recovery in the communications business turn into a bona fide upswing, 2004 will be a strong year both for Cypress and the semiconductor industry."

                                  About Cypress

Cypress Semiconductor Corporation (NYSE: CY) is Connecting from Last Mile to First Mile(TM) with high-performance solutions for personal, network access, enterprise, metro switch, and core communications-system applications. Cypress Connects(TM) using wireless, wireline, digital, and optical transmission standards, including USB, Fibre Channel, SONET/SDH, Gigabit Ethernet, and DWDM. Leveraging its process and system-level expertise, Cypress makes industry-leading physical layer devices, framers, and network search engines, along with a broad portfolio of high-bandwidth memories, timing technology solutions, and reconfigurable mixed-signal arrays. More information about Cypress is accessible online at www.cypress.com.

                                       ###

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts and that refer to Cypress's plans and expectations for the fourth quarter of 2003 and the future are "forward-looking statements" involving risks and uncertainties, including but not limited to: the recovery, the expected increase in end-market demand for our WAN/SAN segment in the fourth quarter, the expectation of higher sales in the WIT/WIN segment in the fourth quarter, the expectation of flat revenue rather than the typical seasonal downturn in the fourth quarter in the computation and consumer segment, expected continued improvement in subsidiary segment performance, expected product availability dates, and expectations for 2004 to be a strong year for Cypress and the semiconductor industry. Actual results may differ materially from Cypress's projections. Please refer to Cypress's Securities and Exchange Commission filings for a discussion of such risks.

Cypress, the Cypress logo and HOTLink are registered trademarks of Cypress Semiconductor Corporation.

Ayama, Quad Data Rate, QDR, HOTLink II, FLEx72, RAM7, WirelessUSB, EZ-OTG, EZ-Host, Connecting from Last Mile to First Mile, and Cypress Connects are trademarks of Cypress Semiconductor Corporation.

Programmable System-on-Chip and PSoC are trademarks of Cypress MicroSystems.

Silicon Light Machines, Grating Light Valve, and GLV are trademarks of Silicon Light Machines.

ESCON is a registered trademark of International Business Machines Corporation.


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U.S. Robotics is a registered trademark of U.S. Robotics Corporation.

3Com is a registered trademark of 3Com Corporation.

Intel and Pentium are registered trademarks of Intel Corporation.

All other trademarks or registered trademarks are the property of their respective owners.


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

                        CYPRESS SEMICONDUCTOR CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)

                                   (Unaudited)

                                                                Sep 28,       Dec 29,
                                                                 2003          2002
                                                              ----------    ----------
                                     ASSETS

Cash, cash equivalents, and investments *                     $  319,315    $  206,891
Accounts receivable, net                                         115,810        83,054
Inventories                                                       71,743        92,721
Property and equipment, net                                      445,441       496,566
Goodwill and other intangible assets                             384,724       411,284
Other assets                                                     275,460       282,132
                                                              ----------    ----------

   Total assets                                               $1,612,493    $1,572,648
                                                              ==========    ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities                      $  164,729    $  173,674
Deferred income on sales to distributors                          13,908        15,774
Convertible subordinated notes                                   668,652       468,900
Income tax liabilities                                           168,652       177,404
Other liabilities                                                 65,752        63,273
                                                              ----------    ----------

     Total liabilities                                         1,081,693       899,025

Stockholders' equity **                                          530,800       673,623
                                                              ----------    ----------

     Total liabilities and stockholders' equity               $1,612,493    $1,572,648
                                                              ==========    ==========

* Cash, cash equivalents, and investments includes restricted amounts totaling $62.8 million and $62.4 million as of September 28, 2003 and December 29, 2002, respectively. Approximately $15.6 million of investments related to Cypress's key employee deferred compensation plan, at December 29, 2002, has been reclassified to Other assets to conform with our current presentation.

** Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 119,014 and 123,743 outstanding as of September 28, 2003 and December 29, 2002, respectively.


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                        CYPRESS SEMICONDUCTOR CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                            THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                               (Unaudited)                              (Unaudited)
                                                   ------------------------------------           ------------------------

                                                    Sep 28        Sep 29        Jun 29             Sep 28         Sep 29
                                                     2003          2002          2003               2003           2002
                                                   --------      --------      --------           --------       ---------
Revenues                                           $216,642      $205,021      $203,116           $600,725        $600,297

Costs of revenues                                   111,444       110,657       106,354            319,966         339,020
                                                   --------      --------      --------           --------       ---------

Gross margin                                        105,198        94,364        96,762            280,759         261,277

Operating expenses:
     Research and development                        61,175        63,359        60,413            180,037         188,444
     Selling, general and administrative             33,007        32,996        31,525             95,430         101,124
                                                   --------      --------      --------           --------       ---------

       Total operating costs                         94,182        96,355        91,938            275,467         289,568
                                                   --------      --------      --------           --------       ---------

Operating income (loss)                              11,016        (1,991)        4,824              5,292         (28,291)

Net interest income (expense) and other                 334        (2,448)       (1,461)            (2,969)         (2,386)
                                                   --------      --------      --------           --------       ---------

Income (loss) before income tax                      11,350        (4,439)        3,363              2,323         (30,677)

Income tax (provision) benefit                         (299)        1,243            --               (299)          8,589
                                                   --------      --------      --------           --------       ---------
Net income (loss)                                  $ 11,051      $ (3,196)     $  3,363           $  2,024        $(22,088)
                                                   ========      ========      ========           ========       =========

Basic net income (loss) per share                  $   0.09      $  (0.03)     $   0.03           $   0.02        $  (0.18)
Diluted net income (loss) per share                $   0.08      $  (0.03)     $   0.03           $   0.01        $  (0.18)

Shares used in calculation:
     Basic                                          118,116       123,634       122,941            122,021         122,907
     Diluted                                        163,175       123,634       129,072            141,161         122,907

Reconciliation of our GAAP Net Income (Loss) to our Pro Forma Net Income (Loss):
GAAP Net Income (Loss)                             $ 17,267      $(55,089)     $(12,438)          $(28,494)      $(122,941)
Adjustments:
 Cost of revenues (acquisition related costs)            55           439            94                554           1,194
 Restructuring costs                                 (5,523)        2,433          (185)            (2,348)         (6,277)
 Amortization of intangibles                          9,444        10,658         9,346             28,274          32,145
 Operating expenses (acquisition related costs)         985         8,482         3,924             11,013          39,615
 Employee loan reserve                                   --        14,701           157                241          14,701
 (Gain) loss on retirement of bonds                   6,278            --         1,246              7,524          (5,946)
 Impairments, asset write-downs and other           (17,876)       13,848         1,013            (16,863)         15,949
 Tax effects on pro forma adjustments                   421         1,332           206              2,123           9,472
                                                   --------      --------      --------           --------       ---------
Pro Forma Net Income (Loss)                        $ 11,051      $ (3,196)     $  3,363            $ 2,024       $ (22,088)
                                                   ========      ========      ========           ========       =========

To supplement the consolidated financial results prepared under generally accepted accounting principles ("GAAP"), Cypress uses a non-GAAP conforming, or pro forma , measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Pro forma net income gives an indication of Cypress's baseline performance before gains, losses or other charges that are considered by management to be outside of the company's core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. Cypress computes pro forma net income by adjusting GAAP net income with the impact of acquisition-related charges (intangible asset amortization, deferred stock compensation and charges related to milestone achievements), restructuring charges, and other non-recurring charges and gains.Cypress provides pro forma results as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.


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                        CYPRESS SEMICONDUCTOR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                              THREE MONTHS ENDED                          NINE MONTHS ENDED
                                                                  (Unaudited)                                (Unaudited)
                                                  -----------------------------------------           --------------------------

                                                   Sep 28           Sep 29         June 29             Sep 28           Sep 29
                                                    2003             2002            2003               2003             2002
                                                  --------         --------        --------           --------         ---------
Revenues                                          $216,642         $205,021        $203,116           $600,725         $ 600,297

Costs of revenues                                  111,499          111,096         106,448            320,520           340,214
  Cost of revenues                                 111,444          110,657         106,354            319,966           339,020
  Acquistion related costs                              55              439              94                554             1,194
                                                  --------         --------        --------           --------         ---------
Gross margin                                       105,143           93,925          96,668            280,205           260,083

Operating expenses:
     Research and development                       61,175           63,359          60,413            180,037           188,445
     Selling, general and administrative            33,007           32,996          31,525             95,430           101,123
     Restructuring costs                            (5,523)           2,433            (185)            (2,348)           (6,277)
     Amortization of intangibles                     9,444           10,658           9,346             28,274            32,145
     Acquisition related costs                         985            8,482           3,924             11,013            39,615
     Employee loan reserve                              --           14,701             157                241            14,701
                                                  --------         --------        --------           --------         ---------
       Total operating costs                        99,088          132,629         105,180            312,647           369,752
                                                  --------         --------        --------           --------         ---------

Operating income (loss)                              6,055          (38,704)         (8,512)           (32,442)         (109,669)

Net interest income (expense) and other             11,932          (16,296)         (3,720)             6,370           (12,389)
     Gain (loss) on retirement of bonds             (6,278)              --          (1,246)            (7,524)            5,946
     Impairments, asset write-downs and other       17,876          (13,848)         (1,013)            16,863           (15,949)
     Net interest income (expense) and other           334           (2,448)         (1,461)            (2,969)           (2,386)
                                                  --------         --------        --------           --------         ---------

Income (loss) before income tax                     17,987          (55,000)        (12,232)           (26,072)         (122,058)

Income tax (provision) benefit                        (720)             (89)           (206)            (2,422)             (883)
                                                  --------         --------        --------           --------         ---------

Net income (loss)                                 $ 17,267         $(55,089)       $(12,438)          $(28,494)        $(122,941)
                                                  ========         ========        ========           ========         =========

Basic net income (loss) per share                 $   0.15         $  (0.45)       $  (0.10)          $  (0.23)        $   (1.00)
Diluted net income (loss) per share               $   0.12         $  (0.45)       $  (0.10)          $  (0.23)        $   (1.00)

Shares used in calculation:
     Basic                                         118,116          123,634         122,941            122,021           122,907
     Diluted                                       163,175          123,634         122,941            122,021           122,907

Prepared in accordance with GAAP